Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION, CONTACT:
March 4, 2016	C. Todd Asbury
(276) 873-7000

NEW PEOPLES BANKSHARES, INC. REPORTS 2015 RESULTS

Honaker, Virginia -- New Peoples Bankshares (the “Company”) (OTCPINK: NWPP) and its wholly-owned subsidiary New Peoples Bank (the “Bank”) today announced consolidated net income of $2.7 million, or $0.12 earnings per share, for the year ended December 31, 2015. This compares to consolidated net income of $240,000, or $0.01 earnings per share, for the year ended December 31, 2014 which is an improvement of $2.4 million, or $0.11 earnings per share.

Highlights from the year ended December 31, 2015 include:

•	A negative provision for loan losses of $2.2 million;
•	A cumulative writedown of other real estate owned properties of $3.2 million, an increase of $2.1 million, or 195.36% when compared to 2014;
•	A reduction of $1.0 million, or 24.70%, in interest expenses when compared to 2014;
•	Salaries and employee benefits decreased from $12.7 million in 2014 to $11.8 million in 2015, a decrease of $902,000, or 7.09%;
•	Received regulatory approval to make all required interest payments on trust preferred securities;
•	A decrease of $7.1 million, or 32.08% in nonaccrual loans during 2015;
•	Net charge offs of $229,000 for 2015, which is an improvement of $2.9 million, or 92.75%,versus net charge offs of $3.2 million in 2014;
•	A decrease of $7.8 million, or 28.41%, in substandard loans during 2015;
•	A decrease of $2.6 million, or 17.62%, in other real estate owned during 2015;
•	A decrease of $43.0 million, or 14.33%, in higher-costing time deposits during 2015;
•	A strong net interest margin of 3.93% for 2015, which is an increase of 22 basis points over the 3.71% net interest margin for 2014;
•	An improvement in all regulatory capital ratios which exceeds “well capitalized” as defined by regulatory guidelines; and,
•	Tangible book value per share of $1.97 as of December 31, 2015.

“On February 2nd of 2016, we announced the termination of the formal written agreement the Company and Bank were under for over 5 years” stated Todd Asbury, President and Chief Executive Officer. He added “The tremendous progress made during 2015 in our financial results, capital position and credit quality that led to the termination of the formal written agreement was the result of the foundation laid in previous years. This foundation, which includes enhanced board and management oversight and risk-management practices, as well as stricter credit underwriting, will be the springboard for future balance sheet growth as we intend to prudently and conservatively increase loans and deposits. We believe we are well-positioned to achieve our growth goals and are extremely excited about the next phase of our Company.”

2015 Year-to-Date Results

The Company‘s consolidated net income for the year ended December 31, 2015 was $2.7 million, or earnings per share of $0.12, compared to consolidated net income of $240,000, or earnings per share of $0.01, for the year ended December 31, 2014. This is an improvement of $2.4 million, or $0.11 earnings per share. The improvement was mainly driven by maintaining a strong net interest margin of 3.93%, cost savings strategies initiated in prior periods but realized in the current period, and a negative provision for loan losses of $2.2 million. The annualized return on average assets for the fiscal year 2015 was 0.41% as compared to 0.04% for the same period in 2014. The annualized return on average equity was 5.95% for the fiscal year 2015 and 0.59% for the same period in 2014.

The Company’s primary source of income, net interest income, slightly increased by $13,000, or 0.06%, from 2014 to 2015. The increase in net interest income is due primarily to the $1.0 million savings in interest expense during 2015 mainly driven by the $43.0 million reduction in time deposits. The savings in interest expense offset the $989,000 decrease in interest income, which was due to a reduction in average loans during 2015 and decreased interest income from new and renewed loans recorded at lower interest rates, and an elevated level of nonaccrual loans. Loan interest income decreased $1.2 million, or 4.84%, from $24.9 million in 2014 to $23.7 million in 2015.

For 2015, noninterest income increased to $6.4 million from $6.2 million for the same period in 2014. This is an increase of $162,000, or 2.60%. This increase was primarily due to the $217,000 in life insurance earnings we received in August 2015 as the result of the death benefits we received on a bank-owned life insurance policy.

Noninterest expenses decreased $71,000, or 0.25%, to $28.5 million in 2015 from $28.6 million in 2014. Salaries and employee benefits decreased from $12.7 million in 2014 to $11.8 million in 2015, a decrease of $902,000, or 7.09%. This decrease was mainly due to management’s decision to close four lower-performing branches in October 2014 which resulted in staff reductions and salary and employee benefit savings in 2015. Occupancy and equipment expenses remained constant at $3.9 million in 2015 and 2014. Advertising expense decreased $56,000 from 2014 to 2015. Data processing and telecommunication expenses decreased $95,000 from 2014 to 2015. In 2015, FDIC assessment expense decreased $585,000, or 41.0%, from $1.4 million in 2014 to $842,000 in 2015. Expenses related to other real estate owned and repossessed assets increased $1.8 million, or 78.8%, from $2.3 million in 2014 to $4.1 million in 2015. During 2015 we recorded writedowns on other real estate owned properties in the amount of $3.2 million compared to $1.2 million in 2014. OREO decreased in 2015 to $12.4 million at December 31, 2015 from $15.0 million at December 31, 2014.

Balance Sheet

At December 31, 2015, total assets were $625.9 million, total loans were $441.2 million, and total deposits were $558.0 million. Total assets decreased $25.2 million in 2015, or 3.87%, from $651.1 million at December 31, 2014. During the 2014 and early 2015, we strategically decreased total assets and total loans to improve our capital position. However, going forward, we anticipate total assets increasing due to our plan to conservatively and prudently grow the loan portfolio, namely commercial loans. In August 2015, we hired an experienced commercial loan officer as our First Senior Vice President and Senior Commercial Banking Officer of the Bank. Subsequently, we have hired two additional commercial loan officers and a business development officer to assist in growing the loan portfolio.

On the liability side of the balance sheet, during 2015, as funding needs declined, total deposits declined $27.2 million, or 4.64% to $558.0 million. However, lower-costing non-time deposits increased $15.8 million, or 5.55%, while time deposits declined $43.0 million, or 14.33%. FHLB advances declined $1.2 million to $2.96 million while trust preferred securities remained unchanged at $16.5 million.

Total equity was $46.1 million at December 31, 2015. The Bank improved its capital position and maintained a well-capitalized status during both 2015 and 2014. The Bank’s capital ratios at December 31, 2015 as compared to December 31, 2014, respectively were as follows: Tier 1 leverage ratio of 9.67% versus 8.19%; Tier 1 risk based capital ratio of 16.29% versus 14.46%; and total risk based capital ratio of 17.55% versus 15.73%. The Company and Bank are considered well-capitalized under regulatory guidelines.

Asset Quality and Allowance for Loan Losses

Asset quality continued its trend of improvement during 2015. We have experienced a decrease in loan delinquencies and nonaccrual loans in 2015. Total past due loans were $13.4 million as of December 31, 2015, a decrease of $6.1 million, or 31.20%, from the $19.5 million as of December 31, 2014. At December 31, 2015, there were 161 loans in non-accrual status totaling $14.8 million, or 3.37% of total loans. At December 31, 2014, there were 165 loans in non-accrual status totaling $21.9 million, or 4.78% of total loans. There were no loans past due 90 days or greater and still accruing interest at December 31, 2015 or 2014.

Nonperforming assets, which include nonaccrual loans, loans past due 90 days or greater still accruing interest, and other real estate owned, decreased $9.7 million, or 26.18%, from $36.9 million to $27.2 million during 2015. Total nonperforming assets represented 4.35% and 5.67% of total assets at December 31, 2015 and December 31, 2014, respectively. Nonaccrual loans have declined $7.1 million, or 32.08%, to $14.8 million and other real estate owned declined $2.6 million or 17.62%, to $12.4 million during 2015.

The allowance for loan losses decreased to $7.5 million at December 31, 2015 as compared to $9.9 million at December 31, 2014. The allowance for loan losses at the end of 2015 was approximately 1.70% of total loans as compared to 2.17% at the end of 2014. No provision for loan losses was recorded during 2014, while negative provisions of $2.2 million were recorded in 2015. Net loans charged off decreased in 2015 as they were $229,000, or 0.05% of average loans, compared to $3.2 million, or 0.67% of average loans, in 2014.

About New Peoples Bankshares, Inc.

New Peoples Bankshares, Inc. is a one-bank holding company headquartered in Honaker, Virginia. Its wholly-owned subsidiary provides banking products and services through its 19 locations throughout southwest Virginia, Eastern Tennessee, and southern West Virginia. The Company’s common stock is traded over the counter under the trading symbol “NWPP”. Additional investor information can be found on the Company’s website at www.npbankshares.com.

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company's Securities and Exchange Commission reports including, but not limited to, the Annual Report on Form 10-K for the most recent fiscal year end. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

NEW PEOPLES BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2015 AND 2014

(IN THOUSANDS EXCEPT SHARE DATA)

ASSETS	2015	2014

Cash and due from banks	$15,087	$14,622
Interest-bearing deposits with banks	11,251	20,933
Federal funds sold	—	5
Total Cash and Cash Equivalents	26,338	35,560

Investment securities available-for-sale	101,642	100,069

Loans receivable	441,169	457,549
Allowance for loan losses	(7,493)	(9,922)
Net Loans	433,676	447,627

Bank premises and equipment, net	28,148	28,766
Equity securities (restricted)	2,441	2,369
Other real estate owned	12,398	15,049
Accrued interest receivable	1,816	1,975
Life insurance investments	12,105	12,268
Deferred taxes, net	5,121	4,988
Other assets	2,213	2,413
Total Assets	$625,898	$651,084

LIABILITIES

Deposits
Demand deposits
Noninterest bearing	$149,714	$143,950
Interest-bearing	30,251	29,567
Savings deposits	121,076	111,701
Time deposits	256,978	299,974
Total Deposits	558,019	585,192

FHLB advances	2,958	4,158
Accrued interest payable	288	266
Accrued expenses and other liabilities	2,050	2,121
Trust preferred securities	16,496	16,496
Total Liabilities	579,811	608,233

STOCKHOLDERS’ EQUITY
Common stock - $2.00 par value; 50,000,000 shares authorized; 23,354,082 and 22,878,654 shares issued and outstanding at December 31, 2015 and 2014, respectively	46,708	45,757
Common stock warrants	764	1,176
Additional paid-in capital	13,965	13,672
Retained deficit	(15,023)	(17,685)
Accumulated other comprehensive loss	(327)	(69)
Total Stockholders’ Equity	46,087	42,851
Total Liabilities and Stockholders’ Equity	$625,898	$651,084

NEW PEOPLES BANKSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014
(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

INTEREST AND DIVIDEND INCOME	2015	2014
Loans including fees	$23,671	$24,875
Federal funds sold	2	3
Interest-earning deposits with banks	91	155
Investments	1,759	1,482
Dividends on equity securities (restricted)	132	129
Total Interest and Dividend Income	25,655	26,644

INTEREST EXPENSE
Deposits
Demand	37	37
Savings	173	180
Time deposits below $100,000	1,343	1,829
Time deposits above $100,000	916	1,270
FHLB advances	145	195
Trust Preferred Securities	440	545
Total Interest Expense	3,054	4,056

NET INTEREST INCOME	22,601	22,588

PROVISION FOR LOAN LOSSES	-2,200	—

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	24,801	22,588

NONINTEREST INCOME
Service charges	2,216	2,191
Fees, commission and other income	3,247	3,572
Insurance and investment fees	559	391
Net realized gains on sale of investment securities	35	2
Life insurance investment income	346	85
Total Noninterest Income	6,403	6,241

NONINTEREST EXPENSES
Salaries and employee benefits	11,823	12,725
Occupancy and equipment expenses	3,865	3,886
Advertising and public relations	407	463
Data processing and telecommunications	2,149	2,244
FDIC insurance premiums	842	1,427
Other real estate owned and repossessed assets, net	4,088	2,286
Other operating expenses	5,349	5,563
Total Noninterest Expenses	28,523	28,594

INCOME BEFORE INCOME TAXES	2,681	235
INCOME TAX EXPENSE (BENEFIT)	19	-5
NET INCOME	$2,662	$240

Income Per Share
Basic and Fully Diluted	$0.12	$0.01
Average Weighted Shares of Common Stock
Basic and Fully Diluted	22,955,391	22,099,926

NEW PEOPLES BANKSHARES, INC.
KEY PERFORMANCE AND CAPITAL RATIOS

	For the three-months ended,
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Key Performance Ratios
Earning Asset Yield	4.70%	4.50%	4.42%	4.32%	4.39%
Cost of interest bearing liabilities	0.60%	0.65%	0.71%	0.75%	0.84%
Cost of Funds	0.45%	0.49%	0.53%	0.56%	0.64%
Net Interest Margin	4.23%	3.99%	3.86%	3.74%	3.72%

Return on average stockholder’s equity	(6.02)%	20.52%	4.19%	5.82%	0.71%
Return on average assets	(0.45)%	1.43%	0.28%	0.38%	0.05%
Efficiency Ratio*	122.39%	84.95%	93.53%	90.88%	98.90%
Loan to Deposit Ratio	79.06%	77.67%	76.96%	75.83%	78.19%

Asset Quality
Allowance for loan loss to total loans	1.70%	1.98%	1.97%	1.99%	2.17%
Net Charge Offs to average loans, annualized	0.16%	(1.03)%	0.20%	0.85%	0.46%
Nonaccrual loans to total loans	3.37%	4.08%	3.83%	4.61%	4.78%
Nonperforming assets to total assets	4.35%	5.22%	5.03%	5.39%	5.67%

Capital Ratios**
Tier 1 leverage ratio
The Company	9.74%	9.64%	8.84%	8.75%	8.07%
The Bank	9.67%	9.66%	9.01%	8.88%	8.19%
Tier 1 risk-based capital ratio
The Company	16.40%	16.41%	15.23%	14.97%	14.26%
The Bank	16.29%	16.44%	15.52%	15.17%	14.46%
Total risk-based capital ratio
The Company	17.80%	17.83%	16.84%	16.61%	15.98%
The Bank	17.55%	17.71%	16.79%	16.44%	15.73%
Total common equity tier 1 capital ratio
The Company	12.27%	12.29%	11.38%	11.20%	n/a
The Bank	16.29%	16.44%	15.52%	15.17%	n/a

*The efficiency ratio is computed as a percentage of non-interest expense divided by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate them differently.

**The capital ratios as of December 31, 2015 and 2014 are audited.